Exhibit 10.3

March 22, 2013

Mr. James P. McDonough

550 Liberty Street #1004

Braintree, MA 02184

Dear Jim:

Randolph Bancorp and Randolph Savings Bank (collectively the “Bank”) are pleased to offer you the full-time position of President and Chief Executive Officer (“CEO”) of Randolph Savings Bank and Randolph Bancorp, reporting to the Bank’s Board of Directors (the “Board”). We are excited about the prospect of having you join our team, and look forward to the addition of your professionalism and experience to help the Bank achieve its goals. This letter summarizes the initial terms of your employment.

1. Position/Duties/Director and Corporator Status/Start Date and Salary.

(a) As President and CEO of the Bank, you will undertake and assume the responsibilities, and have those powers and authorities, which are customarily associated with such positions, and as the Board shall from time to time reasonably prescribe, including without limitation, that you be the public face of the Bank and that you will attend such meetings and conferences within the banking industry and local community and business organizations in promotion of the Bank, as you determine necessary or the Board recommends. You agree that you will devote your full working time and efforts to the performance of your duties on behalf of the Bank and will comply with the Bank’s written policies and the direction of the Board; provided, however, that nothing in the foregoing provision is intended to prevent you from participating in board, community or eleemosynary activities. The Bank will use its best efforts to ensure your election or appointment as a corporator of Randolph Bancorp and as a member of the respective Boards of Randolph Bancorp and Randolph Savings Bank, and to have you re-elected or re-appointed at any required times during your employment with the Bank. Your being elected or appointed to the Board positions identified in the sentence immediately preceding and remaining in these capacities while an employee is a material term of this letter agreement. In the event your employment with the Bank terminates for any reason, you shall be deemed to have resigned effective as of the termination date, from all (i) officer, director/trustee and/or corporator positions with the Bank and (ii) officer, director/trustee and/or corporator positions of any Bank affiliates or subsidiaries, as applicable.

(b) We would expect you to begin employment on April 15, 2013. Your salary will be at an initial monthly rate of $27,083.33 (or an annualized rate of $325,000.00), paid in accordance with such customary payroll practices of the Bank as are established or modified from time to time. Your salary may be subject to adjustment in accordance with any salary review practices utilized by the Bank.

Mr. James P. McDonough

March 22, 2013

2. Benefits. You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Bank employees of similar rank and tenure. Your participation in the Bank’s benefits plans shall be subject to (a) the terms and conditions of the applicable plan documents; (b) generally applicable Bank policies; and (c) the discretion of the Board or any administrative or other committee provided for in, or contemplated by, each such plan. The Bank may alter, add to, modify or delete its employee benefits plans at any time it determines in its sole judgment to be appropriate.

3. Expense Reimbursement. The Bank will pay or reimburse you for reasonable travel and entertainment or other reasonable business expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with and subject to the Bank’s expense reimbursement policies and practices.

4. Vacation. You will be eligible to receive up to six (6) weeks of paid vacation per each full calendar year of employment with the Bank, with vacation time to be accrued and taken subject to and in accordance with the Bank’s vacation policies and practices.

5. Car Allowance. During your employment, the Bank will provide you with a car allowance payment in the amount of $750.00 per month, subject to and in accordance with any Bank policies and procedures applicable to said payment.

6. STIP. You also shall be eligible to participate in the Bank’s STIP program available to senior Bank executives of similar rank and tenure.

All payments to be provided in Sections 2-6 above shall be subject to any applicable federal, state, and local withholding, payroll and other taxes.

7. At-Will Employment. Your employment with the Bank will be on an “at-will” basis, which means that either you or the Bank may terminate the employment relationship at any time, for any or no reason, with or without Cause, and with or without prior notice. Notwithstanding the preceding sentence, this offer letter is intended to create a binding agreement of the parties regarding the employment relationship and any termination, resignation or other cessation of the relationship, including, without limitation, the post-employment compensation, and benefits described herein.

8. FDIA and FDIC Requirements. Your employment with the Bank shall be suspended if you are suspended or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (FDIA) (12 U.S.C. § 1818(e)(3) and (g)(1) unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank may in its discretion (i) pay you all or part of the compensation withheld during such suspension and/or (ii) reinstate any or all of its obligations which were suspended. Your employment with the Bank may also be terminated as a matter of law if (a) you are removed or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under

Mr. James P. McDonough

March 22, 2013

Section 8(e)(4) or (g)(1) of the FDIA; (b) the Bank is in default as defined in Section 3(x)(1) of the FDIC; or (c) except to the extent your continued employment is necessary for the continued operation of the Bank, at such time as the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of Section 13(c) of the Federal Deposit Insurance Act or the Director approves a supervisory merger of the Bank to resolve problems related to its operations or determines the Bank to be in an unsafe or unsound condition.

9. Severance. Notwithstanding the at-will relationship between you and the Bank, if your employment is terminated by the Bank without Cause or you resign for Good Reason, you will be eligible to receive severance in the form of salary continuation at your monthly base salary rate in effect as of your date of termination for a period of twelve (12) months following your termination, payable in accordance with the Bank’s payroll practices at the time (the “Severance’”). Your eligibility to receive the Severance is conditioned upon your entering into and not revoking a Release Agreement in a form similar to that which is attached as Exhibit A, and your compliance with your obligations under the Bank’s Non-Solicitation and Non-Disclosure Agreement (the “Non-Solicitation Agreement”), in the form attached as Exhibit B. In the event you breach your obligations under the Non-Solicitation Agreement, you will have no right to receive, and the Bank shall not pay you. any Severance that has yet to be paid following the date of such breach; provided, however, that the Bank shall give you notice of any claimed breach and shall consider any information you provide establishing the absence of such breach before implementing the above-reference discontinuation of severance payments. Such cessation of payments shall be in addition to, and not in lieu of, any and all other remedies, whether at law or in equity, available to the Bank for such breach.

The Bank may only terminate your employment for “Cause” upon a resolution adopted in good faith by two-thirds (2/3) of the Board (excluding you) that Cause exists; provided, however, that no termination of your employment shall be for Cause until there shall have been delivered to you a copy of a written notice setting forth the grounds for Cause and specifying the particulars thereof in reasonable detail; and provided further that you shall have the opportunity to respond to such notice within five (5) business days of your receipt of thereof, which response the Board shall consider in advance of taking any action.

For purposes of this letter, your resignation for “Good Reason” shall occur if (a) you provide written notice, which notice sufficiently details the alleged Good Reason, to the Board that you intend to resign due to any of the following, which shall have occurred without your prior written consent: (i) a substantial reduction in the nature or scope of your title, position, authorities, duties or reporting relationships that are inconsistent with the role of President of the Bank; (ii) a material breach by the Bank of this letter agreement, defined to include without limitation the Bank’s failure to elect or appoint you a corporator of Randolph Bankcorp and a director of each of the Randolph Savings Bank and/or Randolph Bancorp Board of Directors ; (iii) a material reduction in your base salary; and (b) the Board does not cure such alleged Good Reason within thirty (30) days of receipt of your notice.

Mr. James P. McDonough

March 22, 2013

For purposes of this letter agreement, “Cause” shall mean any one or more of the following: (i) substantial and continuing neglect or inattention to your duties; (ii) willful misconduct or gross negligence in connection with the performance of your duties, breach of fiduciary duty, or dishonesty or disloyalty; (iii ) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Bank; (iv) any conduct by you, which in the opinion of the Board, is materially detrimental or embarrassing to the Bank; or (v) the conviction of a felony or any crime involving any financial impropriety or engaging in moral turpitude.

10. 409A Covenant. Notwithstanding anything in this letter agreement to the contrary, in the event that any payment or right to payment provided under this letter agreement is deemed to constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this letter agreement will be interpreted in a manner consistent with Section 409A and, in the event that any provision that is necessary for compliance with Section 409A is determined by the Bank, in its sole discretion, to have been omitted, such omitted provision will be deemed included herein and is hereby incorporated as part of this letter agreement. Notwithstanding anything to the contrary herein, a termination of employment will not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this letter agreement will be designated as a “separate payment” within the meaning of the Section 409A of the Code

11. Indemnification. You will be entitled to indemnification to the extent permitted by law and in accordance with and subject to the Bank’s Amended and Restated By-Laws dated April 12, 2011, including as subsequently amended.

12. No Further Obligations/Taxes. Except as set forth in this or other applicable agreements, the Bank shall have no other obligations to you upon the cessation of your employment other than payment for any accrued but unused vacation through the termination date; reimbursement for any outstanding business expenses incurred by you, subject to this letter and the Bank’s reimbursement policies and practices; and any other compensation, bonus and benefits earned but not yet received by you, subject to any applicable benefit plans, policies or practices. Except as otherwise set forth herein, all payments and benefits described herein will be subject to applicable federal, state and local tax withholdings.

13. No Conflicting Obligations/Non-Disclosure Agreement. The Bank requires you to verify that your acceptance of our offer to become employed by the Bank and your fulfillment of your duties and responsibilities as President of the Bank will not breach any agreement entered into by you prior to employment with the Bank (i.e., you have not entered into any agreements with previous employers or other third parties that are in conflict with your obligations to the Bank). Please provide us with a copy of any potentially conflicting agreements for our review. You will also be required to sign the Non-Solicitation Agreement as a condition of your employment with the Bank.

Mr. James P. McDonough

March 22, 2013

14. Arbitration. Except for any request by the Bank or by you for temporary, preliminary or permanent injunctive relief from a court of competent jurisdiction to enforce or enjoin any portion of the Non-Solicitation Agreement (which right shall remain in full force and effect following the termination of your employment with the Bank), you and the Bank agree that in the event a dispute arises concerning, relating to, or arising out of this letter agreement, your employment with the Bank or the termination of your employment with the Bank, including but not limited to, any claims arising out of M.G.L. ch. l51B, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Small Necessities Leave Act, the Massachusetts Civil Rights Act (M.G.L. ch. 12), or any other federal, state or local statute, regulation or ordinance that provides protection against employment discrimination, harassment or retaliation; any claims under the Fair Labor Standards Act or M.G.L. ch. 149 or any other federal, state or local statute, regulation or ordinance that provides protection against wage and hour and/or wage payment violations; any claims under the federal or state equal pay act; any tort and/or privacy claims, including those under the Massachusetts Privacy Statute (M.G.L. ch. 214), all such disputes shall be submitted to binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”). Subject to the exception above enabling the Bank or you to pursue litigation to enforce or challenge the Nondisclosure Agreement, arbitration as provided in this section shall be the exclusive, final and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the Jaw of remedies, if applicable) of the Commonwealth of Massachusetts, or federal law, if Massachusetts law is preempted. The arbitration shall be conducted in Boston, Massachusetts, unless otherwise mutually agreed. YOU ACKNOWLEDGE AND UNDERSTAND THAT BY AGREEING TO ARBITRATE, YOU ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE BANK IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND THE RIGHT TO ATRIAL BY JURY, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT.

15. Miscellaneous. This letter agreement and the Non-Solicitation Agreement set forth the complete and sole understanding regarding the terms of your employment and supersede any and all other agreements, negotiations, discussions, proposals or understandings, whether oral or written, previously entered into, discussed or considered by the parties. The letter agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof. This letter may not be modified except by a written agreement signed by you and the Board.

[INTENTIONALLY LEFT BLANK]

Mr. James P. McDonough

March 22, 2013

Jim, we are very pleased to have you join the Bank. We look forward to receiving a signed copy of this letter from you as soon as possible acknowledging that you have accepted this offer of employment.

Sincerely,

/s/ Richard C. Pierce
Richard C. Pierce
Chairman of the Board of Directors
Randolph Bancorp and Randolph Savings Bank

Accepted and Agreed to as of the	22	of	March	,	2013
	Day		Month		Year

/s/ James P. McDonough
James P. McDonough

EXHIBIT A

RELEASE AGREEMENT

[DATE]

VIA HAND DELIVERY

James P. McDonough

550 Liberty Street, #1004

Braintree, MA 02184

Re:	Severance Agreement and Release

Dear Jim:

This letter summarizes the terms of your separation from employment with Randolph Bancorp and Randolph Savings Bank (collectively the “Bank”) and the severance agreement and release between you and the Bank (the “Agreement. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Bank from any claims and to permit you to receive severance pay and related benefits. With these understandings and in exchange for the promises by you and the Bank as set forth below, you and the Bank agree as follows.

1. Employment Status and Final Payments:

(a) Your termination from employment with the Bank will be effective as of [DATE], (the “Termination Date”). As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Bank-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described below.

(b) You hereby acknowledge that as of the Termination Date, you have been paid all wages earned but unpaid, all vacation time accrued but unused as of the Termination Date, and all other payments and benefits enumerated in Sections 2 through 6 of the employment letter agreement between you and the Bank dated March 22, 2013, accrued and/or earned as of the Termination Date.

(c) The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Bank will present you with information on COBRA under separate cover.

2. Consideration: In exchange for, and in consideration of, your full execution of this Agreement and after the seven-day revocation period set forth in Section 10 has expired unexercised by you, the Bank agrees as follows:

(a) Severance Pay: The Bank will pay you severance payments in accordance with Section 9 of the letter agreement dated March     , 2013, for a period of twelve (12) months following the Termination Date at your current gross base salary rate of [        ] Dollars [($        )] per week less applicable taxes. Severance payments shall be made in accordance with the Bank’s then regular payroll practices and timing.

(b) Payments: The payments set forth in this Section 2 shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.

3. Release: In exchange for the amounts described in Section 2, which arc in addition to anything of value to which you are entitled to receive, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Bank Releasees (defined to include the Bank and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Bank. This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Bank Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to. any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment and any stock option agreement(s); any tort; any claim for equity or other benefits; or any other statutory and/or common law claim. You not only release and discharge the Bank Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but also those claims that might be made by any other person or organization on your behalf, and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Bank Releasees are made involving any matters. Notwithstanding the foregoing, this Release is not intended to and does not release any rights you may have to workers’ compensation benefits, unemployment benefits, vested pension or retirement benefits, vested or such other rights as are non-waivable by you as a matter of law.

4. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a) in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Bank Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c) you are advised that you have at least 21 days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney of your choice or any-other person of your choosing prior to executing this Agreement, and you acknowledge that you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(d) you are further advised that you may revoke your acceptance of the terms of this Agreement for a period of 7 days after you sign it;

(e) you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(f) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Bank or its attorneys with the exception of those promises described in this document.

5. Period for Review and Consideration of Agreement:

(a) You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

(b) The 21 -day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

6. Accord and Satisfaction: The payments set forth herein shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Bank Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, motor vehicle expenses, moving expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

7. Bank Files, Documents and Other Property: You agree that on or before the Termination Date you will return to the Bank all Bank property and materials and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Bank (‘“Bank Property”). You represent that you have not and will not take by download or otherwise any Bank Property. You agree that in the event that you discover any Bank Property in your possession, whether in electronic form or otherwise, after the Termination Date, you will immediately return such materials to the Bank.

8. Future Conduct:

(a) Nondisparagement: You agree not to make disparaging comments to any person or entity concerning the Bank, its officers, directors or employees; the products, services or programs provided or to be provided by the Bank; the business affairs, operation, management or the financial condition of the Bank; or the circumstances surrounding your employment and/or separation of employment from the Bank.

(b) Confidentiality of this Agreement: You agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services. Prior to any such disclosure that you may make, you shall secure from your attorney or accountant their agreement to maintain the confidentiality of such matters.

(c) Disclosures: Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible. Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

9. Representations and Governing Law:

(a) This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, regarding the subject matter contained herein; provided, however, that this Section 9 will not apply to the Non-Solicitation and Non-Disclosure Agreement between you and the Bank, which shall remain in full force and effect in accordance with its terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of the Bank and you.

(b) If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state.

(d) You represent that you have not been subject to any retaliation or any other form of adverse action by the Bank Releasees for any action taken by you as an employee of the Bank or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.

(e) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and benefits of this Agreement shall inure to the benefit of the Bank’s successors and assigns.

10. Effective Date: After signing this letter, you may revoke this Agreement for a period of seven (7) days following said execution. The Agreement shall not become effective or enforceable and no payments will be made pursuant to this Agreement until this revocation period has expired (“Effective Date’*).

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours.

Randolph Bancorp and Randolph Savings Bank

By:
Title:

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE BANK OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

James P. McDonough

Date:

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, James P. McDonough, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and am requesting to enter into the Agreement prior to the expiration of the 21 day period.

Dated:
James P. McDonough

EXHIBIT B

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

NOW, THEREFORE, in consideration my employment or continued employment with Randolph Bancorp and Randolph Savings Bank (collectively the “Bank”), and for other good and valuable consideration, I hereby covenant and agree as follows:

ARTICLE I

Non-Disclosure

1.1 I agree that I will not, at any time, whether during or after the termination of my employment, without first obtaining the written approval of the Bank’s Board of Directors, or of such officer or individual as the Board of Directors of the Bank may from time to time designate, divulge or disclose to any person or entity outside of the Bank, whether by private communications or by public address or publication, or otherwise, any confidential information, except to the extent that such disclosure is necessary to perform my duties and fulfill my responsibilities as an employee of the confidential information. All original and copies of any confidential information or other written materials relating to the business of the Bank, however and whenever produced, shall be the sole property of the Bank and shall be surrendered by me to the Bank upon termination of my employment.

1.2 I shall keep confidential all matters entrusted to me and shall not use or attempt to use any confidential information, including confidential information related to third parties which the Bank is obligated to maintain as confidential, except as may be required in the ordinary course of performing my duties as an employee of the Bank, nor shall I use any confidential information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Bank, whether directly or indirectly.

ARTICLE II

Non-Solicitation Of Customers

2.1 I agree that during the Restriction Term, regardless of the reasons for my termination from employment, I will not directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, solicit or do business in any banking or similar capacity with any customer of the Bank who was a Bank customer during the course of my employment with the Bank.

ARTICLE III

Non-Solicitation Of Employees

3.1 I agree that during the Restriction Term, regardless of the reasons for my termination, I will not directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, recruit, solicit or hire any Bank employee, agent, representative or consultant.

ARTICLE IV

Non-interference with Bank Management or Corporate Governance

4.1 I agree that for a period of one (1) year following my separation from the Bank, regardless of the reasons for my termination, I will refrain from directly or indirectly participating or attempting to participate in. interfering with or influencing the management or corporate governance of the Bank.

ARTICLE V

Bank Property

5.1 I agree that during my employment I shall not make, use or permit to be used any Bank Property otherwise than for the benefit of the Bank. The term “Bank Property” shall include all notes, memoranda, reports, lists, records, rolodexes. business plans, software programs, marketing plans, customer lists, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Bank or concerning any of its dealings or affairs, and any other Bank property in my possession, custody or control. I further agree that I shall not. after the termination of my employment, use or permit others to use any such Bank Property. I acknowledge and agree that all Bank Property shall be and remain the sole and exclusive property of the Bank. Immediately upon the termination of my employment I shall deliver all Bank Property in my possession, and all copies thereof, to the Bank.

ARTICLE VI

Employment At-Will

6.1 I understand that this Agreement does not alter my status as an “at-will” employee of the Bank. Accordingly, I understand that either the Bank or I may terminate my employment at any time, for any or no reason, with or without prior notice, subject, however, to the terms and conditions of that certain employment letter between me and the Bank dated March 2013.

ARTICLE VII

General Provisions

7.1 I agree that this Agreement shall be binding upon me irrespective of the duration of my employment or other association with the Bank, the reasons for the cessation of my employment or other association with the Bank, or the amount of my wages and/or salary.

7.2 This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties. No modification or variation to this Agreement shall be deemed valid unless in writing and signed by the Bank’s Board of Directors.

7.3 This Agreement shall be binding upon my heirs, executors, administrators and legal representatives, and shall inure to the benefit of the successors and assigns of the Bank. 1 shall not assign this Agreement.

7.4 I agree that any breach of this Agreement by me will cause irreparable damage to the Bank and in the event of such breach the Bank shall have, in addition to any and all remedies of law. the right to an injunction, specific performance or other equitable relief to prevent the violations of my obligations hereunder.

7.5 Any waiver by the Bank of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

7.6 I agree that each provision and the subparts of each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable by law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of this agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

7.7 I acknowledge and agree that this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state.

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT. NO PROMISES OR REPRESENTATIONS (OTHER THAN THE REPRESENTATIONS SET FORTH HEREIN) HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.

Name:
James P. McDonough

Employee:		Date:
Signature